Exhibit 99.1

JP Energy Partners LP Announces Third Quarter 2014 Financial Results

IRVING, Texas, November 10, 2014 — JP Energy Partners LP (NYSE: JPEP) (“JP Energy”, “we,” “our,” or “us”) today announced its financial results for the quarter ended September 30, 2014.  JP Energy closed its initial public offering of common units on October 7, 2014.

JP Energy reported Adjusted EBITDA of $9.6 million for the third quarter of 2014, compared to $5.0 million for the third quarter of 2013, an increase of approximately 92% year over year.  The increase in Adjusted EBITDA was primarily attributable to the acquisition of the Silver Dollar Pipeline System in October 2013, as well as higher adjusted gross margin in the Crude Oil Supply and Logistics segment due to favorable regional crude oil pricing differentials.

“We were pleased with the successful closing of our initial public offering in October,” said J. Patrick Barley, Chairman and Chief Executive Officer of JP Energy. “We have a strong balance sheet, solid relationships and a portfolio of accretive opportunities.”

Review of Segment Performance

Crude Oil Pipelines and Storage — Adjusted EBITDA for our Crude Oil Pipelines and Storage segment was $5.3 million for the third quarter of 2014, compared to $2.9 million for the third quarter of 2013.  The increase was primarily due to the acquisition of the Silver Dollar Pipeline System in October 2013.

Crude Oil Supply and Logistics — Adjusted EBITDA for our Crude Oil Supply and Logistics segment was $5.5 million for the third quarter of 2014, compared to $3.2 million for the third quarter of 2013.  The increase was primarily due to a $1.9 million increase in adjusted gross margin as a result of favorable regional crude oil pricing differentials, partially offset by a decrease in sales volumes due to an increase in available pipeline capacity in our area of operations.

Refined Products Terminals and Storage — Adjusted EBITDA for our Refined Products Terminals and Storage segment was $2.5 million for the third quarter of 2014, compared to $3.9 million for the third quarter of 2013.  The decrease was primarily due to a $1.1 million decrease in adjusted gross margin as a result of a decrease in refined product sales and due to reduced throughput at the North Little Rock terminal attributable to supply disruptions and competition.

NGL Distribution and Sales — Adjusted EBITDA for our NGL Distribution and Sales segment was $2.3 million for the third quarter of 2014 compared to $0.4 million for the third quarter of 2013.  The increase was primarily due to a $2.2 million increase in adjusted gross margin as a result of an acquisition completed in October 2013 and an increase in sales volumes from the expansion of our customer base in industrial and oilfield propane supply.

Recent Developments

We recently completed the planned expansion of our Silver Dollar Pipeline System further developing our gathering system and increasing take-away capacity through the addition of 36 miles of pipeline, resulting in a total length of approximately 94 miles and total throughput capacity of approximately 130,000 barrels per day. As a result of these expansion projects, we amended an existing contract with one of our major customers, which increased the minimum volume commitment and extended the contract term by five years.

Cash Distributions

Our partnership agreement provides that, within 45 days after the end of each quarter, we will distribute all available cash to unitholders of record on the applicable record date, subject to certain terms and conditions.  We anticipate declaring a prorated distribution for the fourth quarter of 2014 for the period from October 7, 2014 to December 31, 2014, in early 2015.

Earnings Conference Call Information

We will hold a conference call on Wednesday, November 12, 2014, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss our third quarter 2014 financial results. The call can be accessed live over the telephone by dialing (877) 407-0784, or for international callers, (201) 689-8560.  A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517. The passcode for the replay is 13594254. The replay of the conference call will be available approximately two weeks following the call.

Interested parties may also listen to a simultaneous webcast of the call on our website at www.jpenergypartners.com under the “Investors” section. A replay of the webcast will also be available for approximately two weeks following the call.

About JP Energy Partners LP

JP Energy Partners LP (JPEP) is a publicly traded, growth-oriented limited partnership that owns, operates, develops and acquires a diversified portfolio of midstream energy assets. Our operations currently consist of: (i) crude oil pipelines and storage; (ii) crude oil supply and logistics; (iii) refined products terminals and storage; and (iv) NGL distribution and sales, which together provide midstream infrastructure solutions for the growing supply of crude oil, refined products and NGLs in the United States. To learn more, please visit our website at www.jpenergypartners.com.

Use of Non-GAAP Financial Measures

Adjusted EBITDA and adjusted gross margin are supplemental, non-GAAP financial measures used by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•                  our operating performance as compared to those of other companies in the midstream sector, without regard to financing methods, historical cost basis or capital structure;

•                  the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•                  our ability to incur and service debt and fund capital expenditures; and

•                  the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of Adjusted EBITDA and adjusted gross margin provides information useful to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to Adjusted EBITDA is net income (loss), and the GAAP measure most directly comparable to adjusted gross margin is operating income (loss). These non-GAAP measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures exclude some, but not all, items that affect the most directly comparable GAAP financial. Because Adjusted EBITDA and adjusted gross margin may be defined differently by other companies in the our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

We define Adjusted EBITDA as net income (loss) plus (minus) interest expense (income), income tax expense (benefit), depreciation and amortization expense, asset impairments, (gains) losses on asset sales, certain non-cash charges such as non-cash equity compensation, non-cash vacation expense, non-cash (gains) losses on commodity derivative contracts (total (gain) loss on commodity derivatives less net cash flow associated with commodity derivatives settled during the period) and selected (gains) charges and transaction costs that are unusual or non-recurring. We define adjusted gross margin as total revenues minus cost of sales, excluding depreciation and amortization, and certain non-cash charges such as non-cash vacation expense and non-cash gains (losses) on derivative contracts (total gain (losses) on commodity derivatives less net cash flow associated with commodity derivatives settled during the period).

Forward-Looking Statements

Disclosures in this press release contain “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature.  These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us.  While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.  All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions.  Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to the price of, and the demand for, crude oil, refined products and NGLs in the markets we serve; the volumes of crude oil that we gather, transport and store, the throughput volumes at our refined products terminals and our NGL sales volumes; the fees we receive for the crude oil, refined products and NGL volumes we handle; pressures from our competitors, some of which may have significantly greater resources than us; the cost of propane that we buy for resale, including due to disruptions in its supply, and whether we are able to pass along cost increases to our customers; competitive pressures from other energy sources such as natural gas, which could reduce existing demand for propane; the risk of contract cancellation, non-renewal or failure to perform by our customers, and our inability to replace such contracts and/or customers; leaks or releases of hydrocarbons into the environment that result in significant costs and liabilities; the level of our operating, maintenance and general and administrative expenses; regulatory action affecting our existing contracts, our operating costs or our operating flexibility; failure to secure or maintain contracts with our largest customers, or non-performance of any of those customers under the applicable contract; competitive conditions in our industry; changes in the long-term supply of and demand for oil and natural gas; volatility of fuel prices; actions taken by our customers, competitors and third-party operators; our ability to complete growth projects on time and on budget; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; industrial accidents; changes in laws and regulations (or the interpretation thereof) related to the transportation, storage or terminaling of crude oil and refined products or the distribution and sales of NGLs; fires, explosions or other accidents; the effects of future litigation; and other factors discussed from time to time in each of our documents and reports filed with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and we do not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investor Relations, 866-912-3714

investorrelations@jpep.com

Source: JP Energy Partners LP

JP ENERGY PARTNERS LP

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2014	2013
	(in thousands, except unit data)
ASSETS
Current assets
Cash and cash equivalents	$9,933	$3,234
Restricted cash	600	—
Accounts receivable, net	132,988	122,919
Receivables from related parties	7,477	2,742
Inventory	34,736	38,579
Prepaid expenses and other current assets	6,750	4,991
Total current assets	192,484	172,465

Non-current assets
Property, plant and equipment, net	244,612	238,093
Goodwill	248,721	250,705
Intangible assets, net	153,093	175,101
Deferred financing costs and other assets, net	10,848	7,038
Total non-current assets	657,274	670,937
Total Assets	$849,758	$843,402

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities
Accounts payable	$119,570	$95,765
Payables to related parties	35	1,274
Accrued liabilities	25,144	22,748
Capital leases and short-term debt	107	538
Customer deposits and advances	5,198	2,722
Current portion of long-term debt	236	698
Total current liabilities	150,290	123,745

Non-current liabilities
Long-term debt	196,854	183,148
Note payable to related party	—	1,000
Other long-term liabilities	2,144	2,116
Total Liabilities	349,288	310,009

Commitments and contingencies

Partners’ capital
Predecessor capital	—	304,065
Series D preferred units	40,656	—
General partner interest	(12,323)	404
Class A common units	389,143	140,752
Class B common units	10,796	11,366
Class C common units	72,198	76,806
Total partners’ capital	500,470	533,393
Total Liabilities and Partners’ Capital	$849,758	$843,402

JP ENERGY PARTNERS LP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in thousands, except unit and per unit data)
REVENUES:
Crude oil sales	$369,064	$515,253	$1,094,879	$1,392,571
Gathering, transportation and storage fees	10,689	6,199	31,074	14,247
NGL and refined product sales	42,458	36,940	149,555	127,439
Refined products terminals and storage fees	3,143	3,512	8,811	9,476
Other revenues	3,237	2,654	10,086	8,630
Total revenues	428,591	564,558	1,294,405	1,552,363

COSTS AND EXPENSES:
Cost of sales, excluding depreciation and amortization	392,662	532,458	1,190,859	1,451,415
Operating expense	17,048	16,510	52,304	44,713
General and administrative	11,315	10,656	35,196	30,968
Depreciation and amortization	10,395	7,790	30,569	22,976
Loss on disposal of assets, net	533	478	1,193	1,477
Total costs and expenses	431,953	567,892	1,310,121	1,551,549

OPERATING (LOSS) INCOME	(3,362)	(3,334)	(15,716)	814

OTHER INCOME (EXPENSE)
Interest expense	(2,406)	(2,279)	(7,957)	(6,094)
Loss on extinguishment of debt	—	—	(1,634)	—
Other income, net	—	82	506	277

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(5,768)	(5,531)	(24,801)	(5,003)

Income tax benefit (expense)	158	(42)	2	(346)

LOSS FROM CONTINUING OPERATIONS	(5,610)	(5,573)	(24,799)	(5,349)

DISCONTINUED OPERATIONS (2)
Net loss from discontinued operations	—	(64)	(9,608)	(87)

NET LOSS	$(5,610)	$(5,637)	$(34,407)	$(5,436)

Net (income) loss attributable to preferred unitholders	$(766)	$207	$(656)	$572
Net (income) loss attributable to predecessor capital	—	(1,075)	2,046	(6,139)
Net loss attributable to common unitholders	$(6,376)	$(6,505)	$(33,017)	$(11,003)

Basic and diluted loss per unit:
Weighted average number of common units outstanding	22,635,930	10,730,947	20,756,036	10,225,844
Basic and diluted loss per common unit from continuing operations	$(0.28)	$(0.60)	$(1.13)	$(1.07)
Basic and diluted loss per common unit from discontinued operations	$—	$(0.01)	$(0.46)	$(0.01)
Basic and diluted loss per common unit	$(0.28)	$(0.61)	$(1.59)	$(1.08)
Distribution per common unit	$—	$—	$—	$1.00

JP ENERGY PARTNERS LP

NON-GAAP RECONCILIATIONS

(Unaudited)

	Three months ended September 30,
	2014	2013
	(in thousands)
Segment Adjusted EBITDA
Crude oil pipelines and storage	$5,301	$2,931
Crude oil supply and logistics	5,477	3,175
Refined products terminals and storage	2,525	3,899
NGLs distribution and sales	2,256	386
Discontinued operations (1)	—	672
Corporate and other	(5,966)	(6,036)
Total Adjusted EBITDA	9,593	5,027
Depreciation and amortization	(10,395)	(7,790)
Interest expense	(2,406)	(2,279)
Income tax benefit (expense), net	158	(42)
Loss on disposal of assets	(533)	(478)
Unit-based compensation	(578)	(302)
Total gain (loss) on commodity derivatives	(762)	1,022
Net cash payments for commodity derivatives settled during the period	105	8
Discontinued operations (1)	—	(736)
Transaction costs and other non-cash items	(792)	(67)
Net loss	$(5,610)	$(5,637)

(1)         In June 2014, we completed the sale of our crude oil logistics operations in the Bakken region of North Dakota, Montana and Wyoming.

	Three Months Ended September 30,
	2014	2013
	(in thousands)
Reconciliation of adjusted gross margin to operating loss
Adjusted gross margin
Crude oil pipelines and storage	$6,501	$3,600
Crude oil supply and logistics	8,234	6,382
Refined products terminals and storage	3,573	4,664
NGL distribution and sales	18,635	16,424
Total Adjusted gross margin	36,943	31,070

Operating expenses	(17,048)	(16,510)
General and administrative	(11,315)	(10,656)
Depreciation and amortization	(10,395)	(7,790)
Loss on disposal of assets	(533)	(478)
Total gain (loss) on commodity derivatives	(762)	1,022
Net cash (receipts) payments for commodity derivatives settled during the period	105	8
Other non-cash items	(357)	—
Operating loss	$(3,362)	$(3,334)

JP ENERGY PARTNERS LP

SUPPLEMENTAL OPERATIONAL DATA

(Unaudited)

		Three months ended September 30,
Segment	Key Operational Data	2014	2013

Crude oil pipelines and storage	Crude oil pipeline throughput (Bbl/d) (1)	20,411	—	(2)
Crude oil supply and logistics	Crude oil sales (Bbls/d) (3)	43,063	53,213
Refined products terminals and storage	Terminal and storage throughput (Bbls/d) (4)	67,628	77,516
NGLs distribution and sales	NGL and refined product sales (Mgal/d) (5)	176	137

(1)        Represents the average daily throughput volume in our crude oil pipelines operations.

(2)        Not applicable because the Silver Dollar Pipeline System was acquired in October 2013.

(3)        Represents the average daily sales volume in our crude oil supply and logistics operations.

(4)        Represents the average daily throughput volume in our refined products terminals and storage segment.

(5)        Represents the average daily sales volume in our NGL distribution and sales segment.